Exhibit 99.2
McDonald's Corporation
Supplemental Information
Quarter and Year Ended December 31, 2012

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation for the quarter and year ended December 31, 2012. This exhibit should be read in conjunction with Exhibit 99.1.
Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows, and purchasing goods and services in local currencies. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended December 31,	2012	2011	2012
Revenues	$6,952.1	$6,822.7	$(0.6)
Company-operated margins	827.3	856.1	2.2
Franchised margins	1,901.0	1,857.5	(18.1)
Selling, general & administrative expenses	624.5	661.2	(0.1)
Operating income	2,197.8	2,120.0	(15.9)
Net income	1,396.1	1,376.6	(10.7)
Earnings per share-diluted	1.38	1.33	(0.01)

			Currency Translation Benefit/ (Cost)

Years Ended December 31,	2012	2011	2012
Revenues	$27,567.0	$27,006.0	$(725.5)
Company-operated margins	3,378.8	3,454.9	(97.0)
Franchised margins	7,437.5	7,231.7	(203.9)
Selling, general & administrative expenses	2,455.2	2,393.7	40.3
Operating income	8,604.6	8,529.7	(260.6)
Net income	5,464.8	5,503.1	(178.2)
Earnings per share-diluted	5.36	5.27	(0.17)
Foreign currency translation had minimal impact on consolidated operating results for the quarter. Foreign currency translation had a negative impact for the year, primarily due to the weaker Euro, along with most other foreign currencies.
Net Income and Diluted Earnings per Share
For the quarter, net income increased 1% (2% in constant currencies) to $1,396.1 million and diluted earnings per share increased 4% (5% in constant currencies) to $1.38. Foreign currency translation had a negative impact of $0.01 per share on diluted earnings per share.
For the year, net income decreased 1% (increased 3% in constant currencies) to $5,464.8 million and diluted earnings per share increased 2% (5% in constant currencies) to $5.36. Foreign currency translation had a negative impact of $0.17 per share on diluted earnings per share.

For the quarter and year, diluted earnings per share growth in constant currencies was positively impacted by franchised margin dollars and a decrease in diluted weighted average shares outstanding, partly offset by a higher effective income tax rate. The year was also negatively impacted by higher selling, general and administrative expenses.
During the quarter, the Company repurchased 4.0 million shares of its stock for $349.5 million, bringing total repurchases for the year to 28.1 million shares or $2.6 billion. In addition, the Company paid a quarterly dividend of $0.77 per share or $771.2 million, bringing the total dividends paid for the year to $2.9 billion.
Revenues
Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.
REVENUES
Dollars in millions

Quarters Ended December 31,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,135.7	$1,147.6	(1)	(1)
Europe	1,991.5	1,956.9	2	3
APMEA*	1,317.2	1,252.2	5	2
Other Countries & Corporate**	214.0	230.5	(7)	(10)
Total	$4,658.4	$4,587.2	2	1

Franchised revenues
U.S.	$1,076.9	$1,056.2	2	2
Europe	766.1	762.8	0	3
APMEA*	275.8	255.5	8	7
Other Countries & Corporate**	174.9	161.0	9	10
Total	$2,293.7	$2,235.5	3	3

Total revenues
U.S.	$2,212.6	$2,203.8	0	0
Europe	2,757.6	2,719.7	1	3
APMEA*	1,593.0	1,507.7	6	3
Other Countries & Corporate**	388.9	391.5	(1)	(2)
Total	$6,952.1	$6,822.7	2	2

Years Ended December 31,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$4,530.3	$4,432.6	2	2
Europe	7,850.1	7,851.9	0	6
APMEA*	5,349.7	5,061.5	6	5
Other Countries & Corporate**	872.4	946.8	(8)	(7)
Total	$18,602.5	$18,292.8	2	4

Franchised revenues
U.S.	$4,283.4	$4,095.6	5	5
Europe	2,977.3	3,034.5	(2)	5
APMEA*	1,041.4	958.0	9	9
Other Countries & Corporate**	662.4	625.1	6	11
Total	$8,964.5	$8,713.2	3	6

Total revenues
U.S.	$8,813.7	$8,528.2	3	3
Europe	10,827.4	10,886.4	(1)	6
APMEA*	6,391.1	6,019.5	6	6
Other Countries & Corporate**	1,534.8	1,571.9	(2)	0
Total	$27,567.0	$27,006.0	2	5

*	APMEA represents Asia/Pacific, Middle East and Africa.

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities.

•
Consolidated: Revenues increased 2% (2% in constant currencies) for the quarter and 2% (5% in constant currencies) for the year. The constant currency growth was driven by expansion for the quarter and by positive comparable sales and expansion for the year.

•
U.S.: Revenues were relatively flat for the quarter. Revenues increased for the year primarily due to positive comparable sales. Everyday value offerings, menu variety and the enhanced customer experience contributed positively to results, despite broad competitive activity.

•
Europe: The constant currency increase in revenues for the quarter and year benefited from positive comparable sales in the U.K. and Russia (which is entirely Company-operated), as well as expansion in Russia.

•
APMEA: The constant currency increase in revenues for the quarter was driven by expansion, partly offset by negative comparable sales in many markets. The constant currency increase in revenues for the year was driven by positive comparable sales in China, Australia and many other markets, as well as expansion, primarily in China.

Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix.
COMPARABLE SALES AND GUEST COUNTS

	Comparable Sales						Comparable Guest Counts
	% Increase/ (Decrease)						% Increase/ (Decrease)
	Months Ended		Quarters Ended		Years Ended		Years Ended
	December 31, *		December 31,		December 31,		December 31,

	2012	2011	2012	2011	2012	2011	2012	2011
U.S.	0.9	9.8	0.3	7.1	3.3	4.8	1.9	3.3
Europe	(0.8)	10.8	(0.6)	7.3	2.4	5.9	(0.5)	3.4
APMEA	(3.1)	6.5	(1.7)	6.9	1.4	4.7	2.2	4.3
Other Countries & Corporate	5.1	12.1	5.4	10.5	7.7	10.1	3.0	4.5
Total	0.0	9.6	0.1	7.5	3.1	5.6	1.6	3.7

*
The number of weekdays and weekend days can impact reported comparable sales and guest counts. The calendar shift/trading day adjustment varied by area of the world, ranging from (0.4%) to 0.4% in December 2012. In addition, the timing of holidays can impact comparable sales and guest counts.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES

	Month Ended		Quarter Ended		Year Ended
	December 31, 2012		December 31, 2012		December 31, 2012
	% Inc	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	2	2	1	1	4	4
Europe	3	2	0	2	(2)	5
APMEA	0	1	2	3	5	6
Other Countries & Corporate	6	9	5	9	4	10
Total	2	2	1	3	3	5

FRANCHISED SALES
Dollars in millions

Quarters Ended December 31,	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	$7,779.8	$7,658.1	2	2
Europe	4,279.5	4,308.0	(1)	2
APMEA	3,542.9	3,510.6	1	3
Other Countries & Corporate	2,109.2	1,977.5	7	11
Total*	$17,711.4	$17,454.2	1	3
Years Ended December 31,	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	$31,062.4	$29,739.4	4	4
Europe	16,857.4	17,242.7	(2)	5
APMEA	13,723.3	13,040.7	5	6
Other Countries & Corporate	8,044.2	7,625.2	5	12
Total*	$69,687.3	$67,648.0	3	6

*
Sales from developmental licensed restaurants or foreign affiliated markets where the Company earns a royalty based on a percent of sales were $4,063.3 million and $4,031.8 million for the quarters 2012 and 2011, respectively, and $15,649.4 million and $15,065.8 million for the year ended 2012 and 2011, respectively. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			% Inc/ (Dec) Excluding Currency Translation
Quarters Ended December 31,	2012	2011	2012	2011	% Inc/ (Dec)

Franchised
U.S.	83.7	83.9	$901.6	$886.4	2	2
Europe	79.1	79.2	605.7	604.2	0	3
APMEA	88.6	90.0	244.5	230.0	6	6
Other Countries & Corporate	85.3	85.1	149.2	136.9	9	11
Total	82.9	83.1	$1,901.0	$1,857.5	2	3
Company-operated
U.S.	19.5	21.0	$221.6	$240.4	(8)	(8)
Europe	19.1	19.2	379.7	374.8	1	2
APMEA	14.4	16.3	189.5	204.1	(7)	(10)
Other Countries & Corporate	17.0	15.9	36.5	36.8	(1)	(4)
Total	17.8	18.7	$827.3	$856.1	(3)	(4)

	Percent		Amount			% Inc/ (Dec) Excluding Currency Translation
Years Ended December 31,	2012	2011	2012	2011	% Inc/ (Dec)

Franchised
U.S.	83.9	83.9	$3,593.6	$3,436.4	5	5
Europe	79.0	79.1	2,352.4	2,399.5	(2)	5
APMEA	88.8	89.5	924.5	857.8	8	8
Other Countries & Corporate	85.6	86.1	567.0	538.0	5	11
Total	83.0	83.0	$7,437.5	$7,231.7	3	6
Company-operated
U.S.	19.5	20.6	$882.7	$913.6	(3)	(3)
Europe	19.1	19.3	1,501.0	1,514.1	(1)	6
APMEA	15.9	17.3	848.7	875.9	(3)	(4)
Other Countries & Corporate	16.8	16.0	146.4	151.3	(3)	(2)
Total	18.2	18.9	$3,378.8	$3,454.9	(2)	1

•	Franchised: Franchised margin dollars increased $43.5 million or 2% (3% in constant currencies) for the quarter and $205.8 million or 3% (6% in constant currencies) for the year.

•	U.S.: The franchised margin percent decreased for the quarter and was flat for the year as comparable sales performance was offset by higher depreciation related to reimaging for both periods.

•
Europe: The franchised margin percent decreased for the quarter, reflecting negative comparable sales performance. For the year, the franchised margin percent decreased, reflecting positive comparable sales performance and higher occupancy expenses.

•
APMEA: While the franchised margin dollars increased for the quarter and year, the margin percent decreased for both periods primarily due to Australia, which was partly impacted by the 2012 change in classification of certain amounts from revenues to restaurant occupancy expenses. Although the change in classification results in a decrease to the franchised margin percentage, there is no impact on the reported franchised margin dollars.

•	Company-operated: Company-operated margin dollars decreased $28.8 million or 3% (4% in constant currencies) for the quarter and $76.1 million or 2% (increased 1% in constant currencies) for the year.

•
U.S.: The Company-operated margin percent for the quarter and year decreased primarily due to higher commodity and labor costs. For the year, cost pressures were partly offset by positive comparable sales.

•
Europe: Despite positive comparable sales in Russia and the U.K., the segment's two largest Company-operated restaurant markets, the Company-operated margin percent decreased for the quarter and year primarily due to higher labor and commodity costs across several markets.

•
APMEA: The Company-operated margin percent for the quarter and year decreased partly due to higher labor and occupancy costs. For the year, cost pressures were partly offset by positive comparable sales. In addition, acceleration of new restaurant openings in China negatively impacted the margin percent for the quarter and year. Similar to other markets, new restaurants in China initially open with lower margins that grow significantly over time.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Food & paper	33.7	33.7	34.0	33.7
Payroll & employee benefits	25.6	25.2	25.3	25.2
Occupancy & other operating expenses	22.9	22.4	22.5	22.2
Total expenses	82.2	81.3	81.8	81.1
Company-operated margins	17.8	18.7	18.2	18.9
Selling, General & Administrative Expenses

Years Ended December 31,	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	$781.8	$779.1	0	0
Europe	695.1	698.9	(1)	5
APMEA	353.4	341.0	4	3
Other Countries & Corporate	624.9	574.7	9	9
Total	$2,455.2	$2,393.7	3	4

•
Selling, general and administrative expenses increased 3% (4% in constant currencies) for the year primarily due to higher employee costs, the 2012 London Olympics, higher technology related costs and the 2012 Worldwide Owner/Operator Convention, partly offset by lower incentive-based compensation in the fourth quarter.

•	Selling, general and administrative expenses were 8.9% of revenues and 2.8% of systemwide sales for the years 2012 and 2011.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Gains on sales of restaurant businesses	$(71.9)	$(39.4)	$(151.5)	$(81.8)
Equity in earnings of unconsolidated affiliates	(32.1)	(51.1)	(143.5)	(178.0)
Asset dispositions and other (income) expense, net	8.2	22.6	43.5	26.9
Total	$(95.8)	$(67.9)	$(251.5)	$(232.9)

•	Gains on sales of restaurant businesses increased for the quarter and year in Europe and Canada. In addition, the year benefited from sales of restaurants in China to developmental licensees.

•	The decrease in equity in earnings of unconsolidated affiliates for the quarter and year reflects lower operating results primarily in Japan.

•
Asset dispositions and other expense decreased for the quarter, primarily in Europe. For the year, asset dispositions and other expense increased primarily due to lower gains on unconsolidated partnership dissolutions in the U.S.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended December 31,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
U.S.	$933.2	$934.4	0	0
Europe	840.6	800.9	5	7
APMEA	380.2	381.0	0	(1)
Other Countries & Corporate	43.8	3.7	n/m	n/m
Total	$2,197.8	$2,120.0	4	4
Years Ended December 31,	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	$3,750.4	$3,666.2	2	2
Europe	3,195.8	3,226.7	(1)	6
APMEA	1,566.1	1,525.8	3	3
Other Countries & Corporate	92.3	111.0	(17)	9
Total	$8,604.6	$8,529.7	1	4
n/m Not meaningful

•
Consolidated: Operating income increased 4% (4% in constant currencies) for the quarter and 1% (4% in constant currencies) for the year as higher franchised margin dollars contributed to both periods. The results for the year were partly offset by higher selling, general and administrative expenses. While operating results were positive, the impact of the challenging global operating and economic environment and increased costs pressured results for both periods.

•
U.S.: Operating results were flat for the quarter as higher franchised margin dollars were offset by lower Company-operated margin dollars. Operating results increased for the year due to higher franchised margin dollars, partially offset by lower other operating income and Company-operated margin dollars.

•
Europe: Results for the quarter and year were driven by strong operating performance in Russia and the U.K. Constant currency operating results for both periods also benefited from higher franchised margin dollars, and higher gains on sales of restaurants, primarily in France and Germany. Constant currency results for the year also reflected higher Company-operated margin dollars somewhat offset by incremental selling, general and administrative expenses related to the 2012 London Olympics.

•
APMEA: Constant currency operating results decreased slightly for the quarter as higher franchised margin dollars and lower selling, general and administrative expenses were more than offset by lower Company-operated margin dollars and lower operating results in Japan. Operating results for the year increased primarily due to higher franchised margin dollars and gains on sales of restaurants in China to developmental licensees, partly offset by lower Company-operated margin dollars and lower operating results in Japan.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin was 31.2% and 31.6% for the years 2012 and 2011, respectively. The decrease reflects Company-operated restaurant cost pressures and the planned increases in selling, general and administrative expenses.
Interest Expense

•	Interest expense increased 2% for the quarter and 5% for the year primarily due to higher average debt balances, partly offset by lower average interest rates.
Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,

	2012	2011	2012	2011
Interest income	$(5.1)	$(11.0)	$(28.1)	$(38.6)
Foreign currency and hedging activity	0.5	1.2	8.9	8.8
Other (income) expense, net	4.8	19.2	28.2	54.5
Total	$0.2	$9.4	$9.0	$24.7
Income Taxes

•	The effective income tax rate was 32.5% and 30.6% for the quarters 2012 and 2011, respectively, and 32.4% and 31.3% for the years 2012 and 2011, respectively.

•
The 2011 effective income tax rate for the quarter and the year reflected nonrecurring deferred tax benefits related to certain foreign operations. The 2012 effective tax rate for the quarter and year reflected the negative impact of certain tax benefits in the U.S. that had expired at December 31, 2011. In January 2013, the United States enacted the American Taxpayer Relief Act of 2012 (the Act). The Act reinstated, retroactive to January 1, 2012, certain tax benefits that had previously expired. However, in accordance with the financial accounting standards for income taxes, the company is required to account for the effects of changes in tax laws in the period the legislation is enacted.

•
In December 2012, the Internal Revenue Service (IRS) completed its examination of the Company's U.S. federal income tax returns for 2007 and 2008. The Company and the IRS reached an agreement on adjustments that had been previously proposed by the IRS. The agreement did not have a material impact on the Company's results of operations or cash flows.

Outlook
While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company's future results.

•
Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 2.5 percentage points to 2013 Systemwide sales growth (in constant currencies), most of which will be due to the 1,135 net traditional restaurants added in 2012.

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in comparable sales for either the U.S. or Europe would increase annual diluted earnings per share by about 4 cents.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full year 2013, the total basket of goods cost is expected to increase 1.5-2.5% in the U.S. and 3-4% in Europe.

•	The Company expects full-year 2013 selling, general & administrative expenses to increase approximately 2-3% in constant currencies, with fluctuations expected between the quarters.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2013 to increase approximately 4-6% compared with 2012.

•
A significant part of the Company's operating income is generated outside the U.S., and about 35% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 65% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 25 cents.

•
The Company expects the effective income tax rate for the full-year 2013 to be 31% to 33%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range. As a result of the American Taxpayer Relief Act of 2012, our income tax provision for the first quarter of 2013 will include a tax benefit of about $50 million reflecting the retroactive impact of certain tax benefits, which may result in a first quarter effective tax rate below the full year range.

•
The Company expects capital expenditures for 2013 to be approximately $3.2 billion. Over half of this amount will be used to open new restaurants. The Company expects to open between 1,500 - 1,600 restaurants including about 500 restaurants in affiliated and developmental licensee markets, such as Japan and Latin America, where the Company does not fund any capital expenditures. The Company expects net additions of between 1,200 - 1,300 traditional restaurants. The remaining capital will be used to reinvest in existing locations, in part through reimaging. More than 1,600 restaurants worldwide are expected to be reimaged, including locations in affiliated and developmental licensee markets that require no capital investment from the Company.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At December 31,	2012	2011	Inc/ (Dec)
U.S.*	14,157	14,098	59

Europe
Germany*	1,440	1,415	25
France	1,260	1,228	32
United Kingdom	1,208	1,198	10
Italy	457	432	25
Spain	444	425	19
Russia	356	310	46
Other	2,203	2,148	55
Total Europe	7,368	7,156	212

APMEA
Japan*	3,279	3,298	(19)
China	1,705	1,464	241
Australia	896	865	31
Taiwan	387	361	26
Other	3,187	2,877	310
Total APMEA	9,454	8,865	589

Other Countries & Corporate
Canada*	1,417	1,419	(2)
Brazil	731	662	69
Other	1,353	1,310	43
Total Other Countries & Corporate	3,501	3,391	110

Systemwide restaurants	34,480	33,510	970

Countries	119	119	0
* Reflected the following satellites: At December 31, 2012 - U.S. 997, Germany 184, Japan 817, Canada 443; At December 31, 2011 - U.S. 1,084, Germany 179, Japan 898, Canada 449.

SYSTEMWIDE RESTAURANTS BY TYPE

At December 31,	2012	2011	Inc/ (Dec)
U.S.
Conventional franchised	12,605	12,546	59
Company-operated	1,552	1,552	0
Total U.S.	14,157	14,098	59

Europe
Conventional franchised	5,127	4,961	166
Developmental licensed	224	210	14
Total Franchised	5,351	5,171	180
Company-operated	2,017	1,985	32
Total Europe	7,368	7,156	212

APMEA
Conventional franchised	944	853	91
Developmental licensed	2,083	1,791	292
Foreign affiliated	3,663	3,619	44
Total Franchised	6,690	6,263	427
Company-operated	2,764	2,602	162
Total APMEA	9,454	8,865	589

Other Countries & Corporate
Conventional franchised	1,193	1,167	26
Developmental licensed	2,043	1,928	115
Total Franchised	3,236	3,095	141
Company-operated	265	296	(31)
Total Other Countries & Corporate	3,501	3,391	110

Systemwide
Conventional franchised	19,869	19,527	342
Developmental licensed	4,350	3,929	421
Foreign affiliated	3,663	3,619	44
Total Franchised	27,882	27,075	807
Company-operated	6,598	6,435	163
Total Systemwide	34,480	33,510	970

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information on this report includes forward-looking statements about our plans and future performance, including those under Outlook for 2013. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.
Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is whether we can remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our global operating environment. The IEO segment of the restaurant industry, although largely mature in our major markets, is highly fragmented and competitive. The IEO segment has been flat or contracting in many of our markets, including some of our major markets, due to unfavorable global economic conditions, and this environment is expected to continue. Persistently high unemployment rates in many of these markets, and declining economic growth rates or recessionary conditions in some of them, have also increased consumer focus on value and heightened pricing sensitivity. Combined with pressure on labor and occupancy costs and volatility in commodity prices, as well as aggressive competitive activity, these circumstances affect restaurant sales and are expected to continue to pressure margins during 2013 in all of our geographic segments. We have the added challenge of the cultural and regulatory differences that exist within and among the more than 100 countries where we operate. Initiatives we undertake may not have universal appeal among different segments of our customer base and can drive unanticipated changes in guest counts and customer perceptions. Our operations, plans and results are also affected by regulatory and similar initiatives around the world, notably the focus on nutritional content and the production, processing and preparation of food “from field to front counter,” as well as industry marketing practices.
These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.
Our ability to remain a relevant and trusted brand and to increase sales and profits depends largely on how well we execute the Plan to Win and our global priorities.
The Plan to Win addresses the key drivers of our business and results - people, products, place, price and promotion - and we are focused on our three global priorities that represent the greatest opportunities under our Plan to Win: optimizing our menu, modernizing the customer experience and broadening accessibility to our Brand. The quality of our execution depends mainly on the following:

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Our ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about us, all of which can drive popular perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements or alliances with us;

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The risks associated with our franchise business model, including whether our franchisees and developmental licensees will have the experience and financial resources to be effective operators and remain aligned with us on operating, promotional and capital-intensive initiatives and the potential impact on us if they experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited by law or otherwise, costly to exercise or subject to litigation;

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The success of our tiered approach to menu offerings and our ability to introduce new offerings, as well as the impact of our competitors' actions, including in response to our menu changes, and our ability to continue robust menu development and manage the complexity of our restaurant operations;

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Our ability to differentiate the McDonald's experience in a way that balances consumer value with margin levels, particularly in markets where pricing or cost pressures are significant or have been exacerbated by the current challenging economic and operating environment;

•	The impact of pricing, marketing and promotional plans on sales and margins and our ability to adjust these plans to respond quickly to changing economic and heightened competitive conditions;

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Our ability to drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours, and to motivate our restaurant personnel and our franchisees to achieve consistency and high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

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Whether we can complete our restaurant reimaging and rebuilding plans as projected, and whether we are able to identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants, as well as sales and profitability targets;

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The costs and risks associated with our increasing reliance on information systems (e.g., point-of-sale and other in-store systems or platforms) that support our restaurants and that we make available to franchisees along with related services, including the risk that we will not realize fully the benefits of the significant investments we are making, which are intended to enhance the customer experience; the potential for system failures, programming errors, security breaches involving our systems or those of third-party system operators; legal and tax risks associated with providing these services to franchisees, including those relating to data protection and management; and litigation risk involving intellectual property rights or our rights and obligations to others under related contractual arrangements;

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The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires trust and confidence;

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Our ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment or about our food (including its nutritional content and preparation), promotions and premiums, such as Happy Meal toys (collectively, our products), how we source the commodities we use, and our ability to manage the potential impact on McDonald's of food-borne illnesses or product safety issues;

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The impact of campaigns by labor organizations and activists or the use of social media and other mobile communications and applications to promote adverse perceptions of our operations or those of our suppliers, or to promote or threaten boycotts or other actions involving us or our suppliers;

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The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us or the vendors, franchisees and others that are also part of the McDonald's System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified personnel to manage our operations and growth; and

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way.
Our results and financial condition are affected by global and local market conditions, and the prolonged challenging economic environment can be expected to continue to pressure our results.
Our results of operations are substantially affected by economic conditions, both globally and in local markets, and conditions can also vary substantially by market. The current global environment has been characterized by persistently weak economies, high unemployment rates, inflationary pressures and volatility in financial markets. Many major economies, both advanced and developing, are also facing significant economic issues. These include, in the U.S., concerns about the federal deficit and the potential adverse effects of the automatic spending cuts that will become effective in early 2013 absent further legislation. The Eurozone debt crisis continues to depress consumer and business confidence and spending in many markets. Important markets in Asia, which have been key drivers of global growth, have been experiencing declining growth rates. Uncertainty about the long-term investment environment could further depress capital investment and economic activity.
These conditions are adversely affecting sales and/or guest counts in many of our markets, including some of our major markets. To mitigate their impact, we have intensified our focus on value as a driver of guest counts through menu, pricing and promotional actions. These actions have adversely affected our margin percent, and margins will remain under pressure. The key factors that can affect our operations, plans and results in this environment are the following:

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Whether our strategies will be effective in enabling the continued market share gains that we have included in our plans, while at the same time enabling us to achieve our targeted operating income growth despite the current adverse economic conditions, resurgent competitors and a more costly and competitive advertising environment;

•	The effectiveness of our supply chain management to assure reliable and sufficient product supply on favorable terms;

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The impact on consumer disposable income levels and spending habits of governmental actions to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers;

•	The impact on restaurant sales and margins of ongoing commodity price volatility, and the effectiveness of pricing, hedging and other actions taken to address this environment;

•	The impact on our margins of labor costs and the long-term trend toward higher wages and social expenses in both mature and developing markets;

•	The impact of foreign exchange and interest rates on our financial condition and results;

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The challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment;

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings;

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The increasing focus on workplace practices and conditions, which may drive changes in practices or in the general commercial and regulatory environment that affect perceptions of our business or our cost of doing business;

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The impact of changes in our debt levels on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants; and

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The impact of an exit from the Eurozone by any of the EU Member States, which could entail disruption to our business as the exiting Member State establishes a new currency and we, along with our suppliers, franchisees and others, address the challenges associated with redenomination.

Increasing legal and regulatory complexity will continue to affect our operations and results in material ways.
Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings;

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The impact of new, potential or changing regulation that can affect our business plans, such as those relating to product packaging, marketing and the nutritional content and safety of our food and other products, as well as the risks and costs of our labeling and other disclosure practices, particularly given varying legal requirements and practices for testing and disclosure within our industry, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers;

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The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation, including taxation, in ways that could be material to our business;

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The impact of litigation trends, particularly in our major markets, including class actions, labor, employment and personal injury claims, franchisee litigation, landlord/tenant disputes and intellectual property claims (including often aggressive or opportunistic attempts to enforce patents used in information technology systems); the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and the scope and terms of insurance or indemnification protections that we may have;

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Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices;

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The risks and costs to us, our franchisees and our supply chain of the effects of climate change, as well as of increased focus by U.S. and overseas governmental and non-governmental organizations on environmental sustainability matters (e.g., climate change, land use, energy and water resources, packaging and waste, and animal health and welfare) and the increased pressure to make commitments or set targets and take actions to meet them, which could expose the Company to market, operational and execution costs or risks, particularly when actions are undertaken Systemwide;

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The increasing costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including regulations relating to wage and hour practices, workplace conditions, healthcare, immigration, retirement and other employee benefits and unlawful workplace discrimination;

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs or government-mandated closure of our or our vendors' operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

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The legal and compliance risks and costs associated with privacy, consumer data protection and similar laws, particularly as they apply to children, the potential costs (including the loss of consumer confidence) arising from alleged security breaches of our information systems, and the risk of criminal penalties or civil liability to consumers, employees or franchisees whose data is alleged to have been collected or used inappropriately; and

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The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or related authoritative interpretations), particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere, and the impact of settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The continuing unfavorable global economic and volatile market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•	Changes in financial or tax reporting and accounting principles or practices that materially affect our reported financial condition and results and investor perceptions of our performance;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can reflect market commentary (including commentary that may be unreliable or incomplete in some cases) or expectations about our business, our creditworthiness or investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald's may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.
Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.